EXHIBIT 99.1

Loop Industries, Inc. activates breakthrough Generation II technology

Technology enhancement reinforces Loop’s position as innovation leader in the PET and polyester fiber upcycling industry

TERREBONNE, Quebec, June 21, 2018 (GLOBE NEWSWIRE) -- Today, Loop Industries, Inc. (Nasdaq: LOOP) announced that they have successfully activated the next generation of their waste PET and polyester fiber upcycling technology which now allows for the continuous production of Loop™ PET products.

“Our Generation II technology is a major step forward in sustainable plastic,” says Daniel Solomita, CEO & Founder, Loop Industries, Inc. “It further reinforces our confidence that upcycling waste PET and polyester fiber will be cost effective, scalable and very efficient on a commercial scale, which means we can help divert even more waste plastic from landfill and help prevent it from ending up in our rivers and oceans.”

Loop’s Generation II technology is significantly more streamlined and efficient than the Generation I process, including a considerable reduction in energy use and the complete elimination of water indicating that it may be the most resource efficient process for upcycling PET and polyester fiber in the world. The most significant change introduced in the Generation II technology is Loo’ps decision to produce a monomer from which it makes Loop™ PET resin and polyester fiber from terephthalic acid (PTA) to dimethyl terephthalate (DMT).

“Producing DMT during depolymerization allows us to streamline our technology and eliminate even more resources, time and cost needed to yield PET monomers of the highest purity,” added Mr. Solomita.

Loop’s short-term priority will be large-scale commercialization of this Generation II technology to respond to the demands of brand owners who have committed to ambitious sustainability targets, which can now be achieved through the use of Loop™ PET and polyester resin.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin allows consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions. For more information, please visit www.loopindustries.com.

For more information:

Nelson Switzer

+1 (450) 951-8555

publicaffaris@loopindustries.com